ATAG ERNST & YOUNG                  6, rue d'italie           Telephone: ++41 22
318 06 18                           P.O. Box 3270             Telefax:   ++41 22

312 0170
                                    CH-1211 Geneva 3
                                    Switzerland

Mr. Bruno Adam
Chief Financial Officer
Uniholding Corporation
C/O Unilabs SA
12, place de Cornavin
CH 1211 Geneva 1


October 13, 1997

Dear Mr. Adam,

Mr. Attie and I have reviewed the modifications to the 1997 Uniholding Corporation consolidated financial statements received by fax from you today. We agree with these modifications and hereby authorize you to include our opinion on these financial statements in the 1997 Uniholding Corporation 10-K filing.

Sincerely yours,

/s/

Marylin Scowden